Advanced Series Trust
For the semi-annual period ended 6/30/07
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small Cap Growth Portfolio

1.   Name of Issuer:  Edge Petroleum Corporation

2.   Date of Purchase:  January 25, 2007

3.   Number of Securities Purchased:  44,050

4.   Dollar Amount of Purchase:  $583,662.50

5.   Price Per Unit:  $13.25

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  JP Morgan Chase


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Raymond James
JPMorgan
Johnson Rice & Company LLC
SunTrust robinson Humphrey
BMO Capital Markets